We Build Standards™
Environmental Equipment Manufacturing Company

HYDRODYNAMIC
Technology, Inc.

Dear Mr. RL Hartshorn:

We are pleased to inform you that after careful consideration HydroDynamic Technology, Inc. ("Company") has decided to extend this offer of employment. This letter sets forth the terms of the offer which, if you accept, will govern your employment.

You will be employed in the position of Director of the Board of Directors and Chief Financial Officer and will report to the Chief Executive Officer of the Company. Your first day of employment will be September 22, 2008. Your responsibilities will be to manage the financial risks of the business, and you will be responsible for financial planning and record-keeping, as well as financial reporting to higher management. You will also perform additional tasks as directed by the Company from time to time.

Your compensation will be fifty thousand (50,000) shares for the first six months after which a cash salary will be determined.

Our employment relationship will be terminable at will which means that either you or the Company may terminate your employment at any time and for any reason or for no reason.

In the event a dispute does arise, this letter, including the validity, interpretation, construction, and performance of this letter, shall be governed by and construed in accordance with the substantive laws of the State of California Jurisdiction. The resolution of any disputes shall be solely in the County of Los Angeles.

You also will be subject to the Company's Confidentiality Agreement. You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services.

Upon your acceptance, this letter will contain the entire agreement and understanding between you and the Company and this letter supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company (oral or written). The terms of your employment may be amended but only in writing signed by both you and, on behalf of the Company, by a duly authorized officer.

If these terms are agreeable to you, please sign and date the letter in the appropriate space at the bottom and return it to the Company prior to September 24, 2008. We hope you accept this offer and look forward to your coming on board.

HYDRODYNAMIC TECHNOLOGY, INC. Employee

By ____________________ ____________________

23 Sept 2008

Roman Gordon, CEO

RL Hartshorn

Address: 2759 Monogram Ave.
Long Beach, CA 90815